Exhibit 21

SUBSIDIARIES OF SUMMIT MATERIALS, LLC

(as of September 30, 2016)

Certain subsidiaries which, considered in the aggregate as a single subsidiary, would not have constituted a significant subsidiary (as defined in Rule 1-02(w) of Regulation S-X) have been omitted.

Name	Jurisdiction of Incorporation or Organization
Mainland Sand & Gravel ULC	British Columbia
Alleyton Resource Company, LLC	Delaware
Alleyton Services Company, LLC	Delaware
Austin Materials, LLC	Delaware
Continental Cement Company, L.L.C.	Delaware
Kilgore Companies, LLC	Delaware
RK Hall, LLC	Delaware
Summit Materials Corporations I, Inc.	Delaware
Summit Materials Finance Corp.	Delaware
Summit Materials Holdings II, LLC	Delaware
Summit Materials International, LLC	Delaware
Concrete Supply of Topeka, Inc.	Kansas
Cornejo & Sons, L.L.C.	Kansas
Hamm, Inc.	Kansas
Penny’s Concrete and Ready Mix, L.L.C.	Kansas
Hinkle Contracting Company LLC	Kentucky
Con-Agg of MO, L.L.C.	Missouri
Sierra Ready Mix Limited Liability Company	Nevada
American Materials Company, LLC	North Carolina
H.C. Rustin Corporation	Oklahoma
Buckhorn Materials, LLC	South Carolina
Colorado County Sand & Gravel Co., L.L.C.	Texas
Industrial Asphalt, LLC	Texas
SCS Materials, LLC	Texas
Troy Vines, Incorporated	Texas
Boxley Materials Company	Virginia